                                                      PAGE 23
                                                     Exhibit 99.1
  P   R   O   S   P   E   C   T   U   S

                                RENTECH, INC.
                 500,000 Shares Common Stock ($.01 par value)

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
                    SEE RISK FACTORS BEGINNING AT PAGE 4

       This Prospectus relates to 500,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of RENTECH, INC. (the "Company"). The Selling Shareholders are identified in this Prospectus under the heading "Selling Shareholders." The Shares may be offered by Selling Shareholders from time to time: (i) in transactions in the over-the-counter market, on the automated inter-dealer system on which shares of Common Stock of the Company are then listed, in negotiated transactions, or a combination of such methods of sale, and
  (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution." Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       The Shares were issued to the Selling Shareholders upon exercise of options granted to them under the Company's employee benefit plans. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has, however, received the net proceeds from the exercise of the stock options described herein under "Use of Proceeds." The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

       The Common Stock of the Company is listed and traded on NASDAQ on the Small Cap Market under the symbol "RNTK." On February 3, 1998, the last reported sale price of the Common Stock was $.9375 per share.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 9, 1998

                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in Denver (Suite 4800, 1801 California Street, Denver, Colorado 80202), New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     DOCUMENTS INCORPORATED BY REFERENCE

       The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

       Rentech, Inc.
       1331 17th Street, Suite 720
       Denver, Colorado 80202
       Telephone number:  (303) 298-8008
       Attention:  James P. Samuels, Chief Financial Officer

       The following documents filed with the Commission by the Company (File Number 0-19260) are hereby incorporated by reference into this
  Prospectus:

       The Company's Form 10-KSB/A dated January 15, 1998 amending its Annual Report on Form 10-KSB dated December 29, 1997 for the
  12-month period ended September 30, 1997.

       All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                 SUMMARY

  The Company

       Rentech, Inc. ("Rentech" or the "Company") was organized as a Colorado corporation in 1981 to develop and exploit processes for the conversion of natural gas and other low-value carbon-bearing gases and solids into valuable liquid hydrocarbons, including premium diesel fuel, naphthas and waxes. The gas-to-liquids technology developed by the Company ("Rentech Process Technology" or "Technology") is protected by a series of patents issued by the U.S. Patent Office. The ability of the Technology to convert carbon-bearing gases into valuable liquid hydrocarbons has been validated in two pilot plants operated periodically between 1982 and 1989, in a 235 barrel per day commercial scale facility in 1992 and 1993, and in a third pilot plant presently being operated in Rentech's test facility at Pueblo, Colorado. Rentech's gas-to-liquids Technology has been licensed for use in India in a 360 barrel per day plant that the licensee is now beginning to construct.

       During March 1997, the Company entered into the business of manufacturing and selling water-based stains, sealers and coatings by purchasing the assets of Okon, Inc. The Company is continuing and expanding the 20-year old business of Okon as a wholly-owned subsidiary. Okon, Inc. sells environmentally clean, water repellant sealers, coatings and stains for wood, concrete and masonry. The customers are the construction industry and architects. Okon, Inc. presently provides Rentech's primary source of revenues.

       During July 1997, Rentech agreed with ITN Energy Systems, Inc., a privately-owned Colorado corporation, to enter into a new business called ITN Electronic Substrates LLC. Rentech owns 50% of this new entity. The LLC intends to engage in the manufacture and sale of several types of flexible thin-film on which it has electronically deposited metals with unique properties, such as copper and molybdenum, that provide conductive paths to which computer chips may be attached. The new business intends to begin its first activities and begin production in 1998. The customers are expected to be contract manufacturers in the computer, aerospace and medical instrument industries, as well as large end-users which use the substrates to manufacture their own products.

       The Company's long-term plan is to diversify into three industry groups centered around its three present lines of business. Rentech plans to continue licensing its gas-to-liquids Technology in a petrochemical group, to establish an environmental and industrial products group that includes products such as the stains, sealers, repellants and other coatings produced by Okon, Inc., and to develop an advanced technology group with such technologies as the new business of ITN Electronic Substrates LLC.

       The Company is continuing its original business of licensing its gas-to-liquids Technology, including sale of its proprietary catalyst used in the conversion process. Licenses are granted in exchange for license fees and ongoing royalties on the production of liquid hydrocarbons from conversion plants that use the Technology and are constructed and owned by licensees. Rentech has licensed its Technology for use in India for a plant now under construction by its Indian licensee at Arunachal Pradesh, India. Rentech is providing its Indian licensee engineering design and technical services under contract, and will provide such services to subsequent licensees for their use in constructing their plants, together with engineering services and startup operational support services on a fee basis for licensed plants. In addition, Rentech may reserve the right to contract for the engineering and supply the synthesis gas conversion reactor modules that are essential to use of its Technology in conversion plants. Rentech is not now receiving significant revenues from its gas-to-liquids Technology.

       The Rentech Technology uses as feedstock natural gas from gas wells that are not producing or that flare gas, or synthesis gas, a mixture of hydrogen and carbon monoxide gases, produced by gasification of coal and other carbonaceous materials. These sources of fuel are in abundant supply worldwide. A potential feedstock of growing importance is the heavy, high sulphur fuels at refineries commonly known as refinery bottoms. Other sources of feedstock include methane, a gas collected from coal beds, as well as industrial off gases. The Technology can provide a means of utilizing gas resources that are currently unmarketable due to their remote locations or because of the presence of diluents such as carbon dioxide or nitrogen.

       The diesel fuel produced by using the Technology has been tested to have a sulphur content below detectable limits and to have improved combustion characteristics when compared to commercial No. 2 diesel fuel. These qualities make it less polluting than presently available diesel fuel, and, unlike alternative fuels such as methanol or compressed natural gas, does not require any engine or vehicle modifications for use. Based upon prices of crude oil at about $18 per barrel, and commercial No. 2 diesel fuel at approximately $.50 per gallon, management believes the diesel fuel can be produced and sold at competitive prices and, particularly in view of the requirements of the federal Clean Air Act, may be saleable at premium prices. The Technology has the potential of reducing, in this and other countries, dependency upon imports of crude oil and petroleum products by converting the large fields of shut-in natural gas reserves in this country into liquid that can be inexpensively trucked to users.

       The executive offices of the Company are located at 1331 17th Street, Suite 720, Denver, Colorado 80202, telephone (303) 298-8008, fax
  (303) 298-8010.


                                 RISK FACTORS

       The securities offered hereby involve a high degree of risk. Prospective investors, prior to making an investment, should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and an investment in the Shares. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, the cautionary statements set forth below identify important factors that could cause actual results to differ materially from those in the forward-looking statements contained in this prospectus.

       1. Lack of Profitable Operations. From inception on December 18, 1981, through September 30, 1997, the Company has sustained losses aggregating $9,735,824. For the year ended September 30, 1997 and the nine month period ended September 30, 1996, the Company had net losses of $1,375,686 and $392,478, respectively. The increase of approximately 350% in loss for the twelve month period in 1997 compared to the nine month period in 1996 is due to a decrease in contract revenues and license fees of $295,176, increase in interest expense of approximately $289,000 from the addition of $1,250,500 in debt and extraordinary gain in 1996 of $200,434. Increases in 1997 costs over 1996 are attributable in general to the longer fiscal period in 1997 and in particular to public relations costs, and approximately $100,000 in hiring costs of a chief financial officer. Profit contributed by Okon from its acquisition in March 1997 partially offset the increases in costs due to the longer fiscal period. The losses since inception raise substantial doubt about the ability of the Company to continue as a going concern, as stated in the report of independent certified public accountants contained in the September 30, 1997 audited financial statements. There are no assurances that the Company will complete acquisitions of revenue producing businesses or that the Company's licensees will complete construction of plants using the Technology, or that any gas-to-liquids conversion plants that are completed will be operated profitably or provide engineering design fees, license fees or royalties for the Company.

       2. Economic Feasibility of Gas-to-Liquids Technology Not Assured. Whether any full-scale conversion plant using the Technology can be profitably operated depends upon the availability of low-cost feedstock and the economic feasibility or efficiency of the Technology, as well as a ready market for the end products (primarily premium diesel fuel, naphthas and waxes) at reasonable prices. The diesel fuel produced by the Technology has not been subjected to long-term engine tests to determine if there are any adverse effects. No in-depth cost or price studies have been prepared by independent third parties for the Company. Any significant decrease in prices of crude oil below approximately $16 or of commercial No. 2 diesel fuel below approximately $.50 per gallon could have a material adverse effect upon the economic potential of the Technology.

       3. Dependence upon Management. At this stage of the Company's development, economic success of the gas-to-liquids Technology depends upon design of gas conversion plants and their startup to achieve optimal process plant operations, and establishment of the Company's advanced technology business. Both require knowledge, skills, and relationships unique to the Company's technical personnel. Moreover, to successfully compete with its gas conversion Technology and advanced technology, the Company will be required to engage in continuous research and development regarding processes, products, markets and costs. Loss of the services of the executive officers of the Company, particularly Drs. Charles B. Benham or Mark S. Bohn due to their technical expertise and knowledge related to the gas conversion Technology, could be expected to have a material adverse effect upon the Company. The Company's employment contract with Dr. Benham, expires on March 31, 1999. It has no employment contract with Dr. Bohn who works for the Company on a part-time basis as needed.

       4. New Business Risks Associated With Entry into Advanced Technology Business. The likelihood of success of the Company's entry into the advanced technology business of producing and selling flexible thin-film substrates by electronic deposition through ITN Electronic Substrates LLC, and the Company's proposed entry into other new businesses involving advanced technology, must be considered in view of the problems, expenses, difficulties, complications and delays frequently encountered with starting up a new business, including the development of new technology and the marketing of new products. The Company has no history of operations in these lines of business upon which to evaluate its prospects for future operating or financial success.

       5. Risk of Technological and Regulatory Change and Requirement for New Products. The market for advanced technology products is characterized by rapidly changing technology, new legislation and regulations, and evolving industry standards. The introduction of products embodying new technology, the adoption of new legislation or regulations, or the emergence of new industry standards could render the LLC's products and future products, if any, obsolete and unmarketable. The success and growth of the LLC will depend, in part, upon its ability to anticipate changes in technology, market needs, law, regulations, and industry standards, and to successfully develop and introduce new and enhanced products on a timely basis. The LLC will need to devote a substantial amount of its efforts to research and development as well as to sales and marketing.

       6. Effect of Competition. The products of the gas-to-liquids Technology will compete with other petroleum products, including products produced by similar methods. To a great extent, competition in this business will be based upon price, although compliance with environmental laws may create demand for the Company's low aromatic, sulphur-free diesel fuel even at premium prices. Others have and are actively seeking to develop technology that will enable results similar to the Company's processes for conversion of gas-to-liquid hydrocarbons. The most likely competition will come from major corporations in the oil and gas and synthetic fuel industries that have vastly greater technical and financial resources than the Company. The stains, sealers and coatings industry is highly competitive and has historically been subject to intense price competition. It is estimated that there are approximately 800 coatings manufacturers in the United States, many of which are small companies that provide intense competition within regional and local markets, especially with respect to lower price coatings and custom made specialty items required on a short-term delivery basis. The Company's primary competition is approximately one dozen other manufacturers, of which at least five are large, better capitalized, and have more extensive distribution networks. Other manufacturers are large diversified corporations, the assets of which are vastly greater than those of the Company, which compete on a nationwide basis. The Company's overall position in the coatings industry, as one of the smallest manufacturers, is minor. The advanced technology industry producing thin-film substrates by electronic deposition is highly competitive. Competitors include at least a dozen of United States and international competitors, many of which are large diversified businesses, and the assets of which are greatly superior to those of the Company.
  Competition for the advanced technology products is based upon price, quality, and quantity of the products, as well as reputation, none of which have been established by the Company because it is only now entering into this business.

       7.  Need for Inexpensive Feedstock to Produce
  Gas-to-Liquids Products that Are Competitively Priced. Successful exploitation of the Company's gas-to-liquids Technology depends upon the availability of substantial quantities of carbon-bearing, low-cost feedstock for plants that use the Technology. Management believes such feedstock gas will be readily available from sources such as natural gas wells that are not producing gas because of remote locations, and from other sources such as synthesis gas produced by gasification of coal, as well as industrial off gases. However, in the event low-cost gas cannot be obtained, then plants using the Technology may not be able to produce products for sale at competitive prices. Although the cost of diesel fuel produced at the plants may require that it be sold at prices somewhat higher than competing diesel fuels, management expects that many users, particularly those subject to the increasingly strict mandates of the Clean Air Act, will pay a premium.
  If prices for crude oil are in the range of $18 per barrel and diesel fuel at approximately $.50 per gallon or higher, management believes that the diesel fuel produced using the Technology can be priced competitively, but no such assurance can be given. Also, should oil or commercial No. 2 diesel fuel prices both decrease significantly, any market for the Company's diesel fuel that may hereafter exist could be adversely affected.

       8. Lack of Adequate Capital to Exploit the Gas-to-Liquids Technology. The capital cost of gas conversion plants and natural gas fields or other sources of feedstock that use the Company's Technology requires more capital than is available to the Company or to many of its potential licensees. While the Company does not presently plan to build its own plants for use of the Technology, and expects its licensees to acquire feedstock and build and own plants for which they are licensed by the Company, many potential licensees are unable to finance the construction costs and acquire feedstock, or to do so readily. These limitations have slowed and will continue to delay use of the Technology and resulting revenues to the Company from use of the Technology unless the Company is able to join with other better capitalized companies to commercially exploit the Technology. There are no assurances that such joint arrangements will be available or acceptable to the Company.

       9. Lack of End Product Purchase Contracts. The Company has previously contacted various potential purchasers of the products of the gas-to-liquids Technology, primarily users of diesel fuel, and potential purchasers of the thin-film substrates, but has no contracts for purchase of such end products. The Company's gas-to-liquids licensees are responsible for marketing products from gas conversion plants constructed by them. Because the diesel fuel produced is relatively non-polluting, it is believed that metropolitan transportation districts and other users of fuel in urban areas having air pollution problems may be interested in purchasing such fuel, possibly at a premium over the price of commercial diesel fuel. However, no such assurance can be given.

       10. Risk of Expatriation Laws. In its offshore operations involving the gas-to-liquids Technology, the Company expects it will usually be paid design contract fees, license fees, royalties and other compensation denominated in the currency of the subject country. The Company will thus be subject to the risk of fluctuation of currency exchange rates. Whenever possible, however, management intends to negotiate payment in U.S. dollars. In addition, some countries have laws that may adversely affect the ability of the Company to remove funds from that country, may impose taxes upon such removal, or limit the amount of the payments that a licensee can make to the Company.

       11. Uninsured Losses Related to the Gas-to-Liquids Technology. Certain types of losses (generally losses of a catastrophic nature such as damage to a conversion plant in which the Company may hold an interest caused by fire, explosion, war, earthquakes and floods) are either uninsurable or not economically insurable. Should an uninsured or partially insured loss occur, the Company could suffer a loss of invested capital and any profits that might otherwise have been anticipated.

       12. Limitation on Protection of Intellectual Property. The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its intellectual property rights in its lines of business. There are no assurances that these rights or any additional patents will be adequate to protect the Company's interest in present and any future intellectual property. Patents and copyrights may be contested by competitors and held invalid or not effective to preclude others from using similar concepts and functionally similar processes. The protection afforded to intellectual property by other nations is generally not as effective as that provided within the United States.

       13. No Expectation of Dividends. No dividends have been paid on the Company's Common Stock since inception, and it is highly unlikely that any dividends will be paid in the near term due to existing capital needs. However, if the business plan is successful, the Company may generate substantial revenue from its lines of business, which, barring unanticipated capital commitments, is expected to allow payment of dividends. No assurance can be given, however, that the Company will ever pay, or be in a position to pay dividends.

       14. Potential Dilution Due to Exercise of Stock Options and Additional Private Offerings. The Company has committed to issue a substantial number of shares of Common Stock upon exercise of presently outstanding stock options. The Company may issue additional shares of its Common Stock or warrants for the purchase of Common Stock to raise operating capital or acquire other businesses or assets. Issuance of additional shares of Common Stock will reduce the percentage ownership interest in the Company represented by shares of Common Stock acquired by purchasers and may dilute the value of their interest in the Company.

       15. Potential Dilution of Shareholder Rights by Issuance of Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $10 per share. Preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends and, upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. Conversion of the preferred stock or issuance of additional preferred stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock. Rights could also be granted to holders of preferred stock hereafter issued that could reduce the attractiveness of the Company as a potential takeover target. See "DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK."

       16. Deterrence of Tender Offers by Fair Price Provisions. The Company's Articles of Incorporation include provisions designed to assure shareholders, to the extent possible, that any hostile takeover attempt or merger of the Company with a significant shareholder or its affiliate will result in shareholders receiving a fair value for their securities. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of the capital stock of the Company; and a requirement that the holders of not less than 66-2/3% of the voting power of the outstanding capital stock of the Company approve certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. These provisions could deter a hostile tender offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management. See "DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK."

       17. Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations. These broad market fluctuations, variations in the Company's results of operations, and other economic and industry trends may adversely affect the market price of the Company's Common Stock. Although the Common Stock is listed for quotation on the NASDAQ SmallCap Market, there are no assurances that the Common Stock will meet the minimum bid price of $1 or other listing requirements. Accordingly, there can be no assurance that the Common Stock will remain eligible for quotation on NASDAQ. In the event of ineligibility and delisting, the Common Stock would become subject to rules of the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." The penny stock rules may make many brokers unwilling to engage in transactions in the Company's Common Stock because of the added burdens imposed on the broker by those rules to make disclosures and to determine and establish the suitability of each prospective purchaser of the Common Stock. The penny stock rules may make it more difficult for purchasers of Common Stock in this offering to dispose of their securities and could adversely affect the market price of the Common Stock.


  Use of Proceeds

       The Shares are being offered for the account of Selling Shareholders. The Company will not receive any proceeds from the sale of their Shares. The Company will receive approximately $83,625 if all of the stock options presently issued pursuant to the Plan for the purchase of 450,000 shares of Common Stock are exercised, of which there is no assurance. The Company intends to use any net proceeds from the exercise of the stock options for working capital and general corporate purposes.


                             RECENT DEVELOPMENTS

       During July 1997, Rentech agreed with ITN Energy Systems, Inc., a privately-owned Colorado corporation, to enter into a new business called ITN Electronic Substrates LLC. Rentech owns 50% of this new entity. The LLC will manufacture and sell flexible thin-film substrates by electronic deposition. The new business intends to begin its first activities and begin production in 1998. The customers are expected to be contract manufacturers in the computer, aerospace and medical instrument industries, as well as large end-users which use the substrates to manufacture their own products.


                             SELLING SHAREHOLDERS

     The shares of Common Stock owned by the Selling Shareholders and the shares of Common Stock (the
"Shares") underlying stock purchase warrants held by them are being offered by the Selling Shareholders identified in the following table.

                                                                           Number of Shares
                                                             Number of     to be Beneficially Owned
Name of                              Number of Shares        Shares That   On Completion of the Offering
Selling                              Beneficially Owned      May Be                                % of
Shareholder                          Record      Indirect    Offered(1)    Record    Indirect      Class
-----------------                    ------      --------    ----------    ------    --------      -----
Charles B. Benham                      275,440     488,380      80,000     275,440     408,380      2.2%
Mark S. Bohn                           443,431     289,592      20,000     443,431     269,592      2.3%
Ronald C. Butz                         533,583     488,380      80,000     533,583     408,380      3.1%
James P. Samuels                       127,500     579,500      10,000     127,500     569,500      2.2%
Erich W. Tiepel                        123,277     272,448      20,000     123,277     252,448      1.2%
Dennis L. Yakobson                     404,354     499,900      80,000     404,354     419,900      2.7%
                                                             ---------
      Total                                                  290,000(1)
---------------

      *Less than 1%
<F1>  Includes shares of common stock issuable upon exercise of presently issued stock options.

       To the knowledge of the Company, each of the Selling Shareholders is presently an officer, director or employee of the Company or has held an office, position or other material relationship with the Company, its predecessors or affiliates during the past three years.

       Each Selling Shareholder has represented that he purchased the Common Stock for investment and with no present intention of distributing or reselling such Shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Form
  S-3 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and to use its best efforts to obtain effectiveness of the Registration Statement and to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto, until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders, or for a period of 180 days, whichever occurs first.

       Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.


                             PLAN OF DISTRIBUTION

       The sale of the Shares by the Selling Shareholders may be effected from time to time (i) in transactions in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

       The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholders that in the event of a "distribution" of his or its shares, such Selling Shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until his or its participation in that distribution is completed.
  A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.


               DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

       The shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

       The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of Common Stock, and once a quorum is established, action of a routine nature may properly be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares entitled to vote. The Company's board of directors is authorized to issue shares of Common Stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. No shares of preferred stock are issued and outstanding as of this date, and the Company has no present plans to issue shares of preferred stock.

                                LEGAL OPINIONS

       Brega & Winters, P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the Shares issued to the Selling Shareholders. A lawyer associated with Brega & Winters P.C. beneficially owns 283,052 Shares of the Company's common stock.


                                   EXPERTS

       The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB/A for the twelve months ended September 30, 1997 and the nine-month period ended September 30, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report (which contained an explanatory paragraph relative to the going concern uncertainty), which is incorporated herein, and has been so incorporated in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

       NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

       ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              TABLE OF CONTENTS
  Available Information                                   2

  Documents Incorporated by Reference                     2

  Summary                                                 2

  Risk Factors                                            4

  Use of Proceeds                                         9

  Recent Developments                                    10

  Selling Shareholders                                   10

  Plan of Distribution                                   12

  Description of Common Stock and Preferred Stock        13

  Legal Opinions                                         13

  Experts                                                13
